Exhibit 23.1




    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



The Board of Directors
Allen Organ Company:

We consent to the incorporation by reference in the registration statement (No. 333-116002) on Form S-8 of Allen Organ Company of our report dated February 24, 2005, with respect to the consolidated balance sheets of Allen Organ Company and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 annual report on Form 10-K of Allen Organ Company.




/s/KPMG LLP
Allentown, Pennsylvania
March 30, 2005